Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2014 Third Quarter Financial Results

●	Third quarter revenue totaled $7.1 million, a sequential increase from the prior quarter;

●	Product gross margin was approximately $1.9 million in the third quarter, up 11 percent and 6 percent from both the same period in the prior year and prior quarter, respectively;

●	Operating expenses were approximately $5.3 million in the third quarter, down 21 percent and 9 percent from both the same period in the prior year and prior quarter, respectively;

●

Loss from operations was approximately $710,000 in the third quarter, down 63% and 54% from both the same period in the prior year and the prior quarter, respectively. Non-GAAP operating loss was approximately $170,000 in the third quarter, down 85 percent from both the same period in the prior year period and prior quarter;

●	United States Department of Justice (“DOJ”) and U.S. Securities and Exchange Commission (“SEC”) closed its inquiry;

●	Completed transfer of domestic marketing and manufacturing of the Autoscope RTMS radar product line from Econolite Control Products, Inc.

Saint Paul, Minn., October 29, 2014 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its third quarter ended September 30, 2014.

Third Quarter Results:

Image Sensing’s 2014 third quarter revenue was $7.1 million, an 8 percent decrease from revenue of $7.7 million in the third quarter of 2013. Excluding 2013 third quarter Poland operations revenue of $359,000, 2014 third quarter revenue decreased $242,000 or 3 percent from the prior year period. Revenue from royalties was $2.6 million in the quarter, compared to $3.4 million in the third quarter of 2013. Product sales increased to $4.5 million in the quarter, a 4 percent increase from $4.3 million in the third quarter of 2013.

Third quarter revenue included $887,000 of worldwide sales for Autoscope® License Plate Recognition (LPR) products, compared to $1.4 million in the prior-year period. Autoscope Video product sales and royalties were $570,000 and $2.6 million, respectively, and Autoscope Radar product sales and royalties were $3.1 million and $2,000, respectively, in the third quarter of 2014. Product sales gross margin for the third quarter of 2014 was 43 percent, an increase from the gross margin of 32 percent in the third quarter of 2013.

The Company’s net loss in the third quarter was $553,000, or $(0.11) per basic share, compared to a net loss of $1.9 million, or $(0.39) per share basis, in the third quarter of 2013. The third quarter 2014 net loss includes operating expenses of $5.3 million, a $1.4 million decrease from the third quarter of 2013. Included in the 2014 third quarter are $150,000 of expenses related to the impairment of an investment.

“During the quarter, we were happy to announce the completion of the Department of Justice investigation and the transfer of domestic marketing and manufacturing of the Autoscope radar product line from Econolite to Image Sensing Systems,” said Kris Tufto, Image Sensing Systems’ chief executive officer. “This radar transition will continue to be accretive to revenue in future periods,” said Tufto.

Non-GAAP Financial Measures:
We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

On a non-GAAP basis, excluding intangible asset amortization, costs of the investigation, asset impairment and restructuring expense for the applicable periods, net operating loss for the third quarter of 2014 was $170,000 compared to net operating loss of $1.1 million in the third quarter of 2013.

Year-to-Date Results:

The Company’s revenue for the first nine months of 2014 was $17.4 million, a 12 percent decrease from revenue of $19.8 million in the first nine months of 2013. Excluding Poland operations revenue of $1.3 million for the first nine months of 2013, revenue for the nine-month period decreased $1.1 million or 6 percent from the prior year period. Revenue from royalties was $8.3 million for the first nine months of 2014, compared to $9.2 million in the same period in 2013. Product sales decreased to $9.1 million in the first nine months of 2014, a 15 percent decrease from $10.7 million in the first nine months of 2013. Revenue for the first nine months of 2014 included $3.2 million of worldwide sales for Autoscope® License Plate Recognition (LPR) products, compared to $5.1 million in the prior-year period. Autoscope Video product sales and royalties were $1.4 million and $7.6 million, respectively, and Autoscope Radar product sales and royalties were $4.5 million and $709,000, respectively, in the first nine months of 2014. Product sales gross margin for the first nine months of 2014 was 40 percent.

The Company’s net loss for the first nine months of 2014 was $5.8 million, or $(1.17) per basic share, compared to a net loss of $5.1 million, or $(1.04) per basic share, in the first nine months of 2013. The net loss for the first nine months 2014 includes operating expenses of $18.0 million, a $2.3 million decrease from the same period in 2013. Included in the operating expenses for the first nine months of 2014 are $152,000 of expenses related to the previously disclosed investigation, which is a $3.1 million decrease compared to the same period in 2013.

As previously disclosed, the Company completed plans to close the office in Poland and transition affected operations to other jurisdictions. As a result, $460,000 of restructuring expense was incurred in the first quarter of 2014.

“We expect to see continued improvement in our cost structure in 2014 while at the same time optimizing business processes and improving our customers’ experience. These savings will be reinvested in the business to enable our long-term growth objectives,” said Tufto.

On a non-GAAP basis, excluding intangible asset amortization, costs of the investigation, asset impairment and restructuring expense for the applicable periods, net operating loss for the first nine months of 2014 was $4.1 million compared to net operating loss of $2.8 million in the first nine months of 2013.

Investigation Matter

As was previously disclosed, the DOJ has closed its inquiry into the Company in connection with the previously disclosed investigation of potential violations of the Foreign Corrupt Practices Act, citing the Company’s voluntary disclosure, thorough investigation, cooperation and voluntary enhancements to its compliance program. Additionally, the SEC previously notified the Company that it had closed its investigation without recommending enforcement action. There were no fines levied at the close of the investigation by the DOJ or SEC.

Third Quarter Conference Call and Replay

Image Sensing System’s third quarter earnings conference call will start at 3:45 p.m. Central today. To participate, dial 1-888-427-9376 and reference conference ID 2023636. Please dial in at least 10 minutes prior to the call. The conference call will be archived on the Company’s web site. A replay of the third quarter conference call will be available beginning at 6:45 p.m. central time today and can be heard for one week at 1-888-203-1112 and providing the conference ID: 2023636.

About Image Sensing Systems
Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 filed in March 2014.

Image Sensing Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(unaudited)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2014	2013	2014	2013
Revenue
Royalties	$2,626	$3,400	$8,337	$9,167
Product sales	4,514	4,341	9,063	10,657
	7,140	7,741	17,400	19,824
Cost of revenue	2,557	2,944	5,437	6,511
Gross profit	4,583	4,797	11,963	13,313

Operating expenses
Selling, marketing and product support	2,139	2,792	7,328	7,545
General and administrative	1,317	1,464	4,187	4,426
Research and development	1,297	1,651	4,536	4,138
Investigation matter	—	476	152	3,214
Amortization of intangible assets	390	328	1,172	1,009
Impairment of investment	150	—	150	—
Restructuring charges	—	—	460	—
	5,293	6,711	17,985	20,332
Loss from operations	(710)	(1,914)	(6,022)	(7,019)
Other income (expense)	12	1	26	(1)
Loss before income taxes	(698)	(1,913)	(5,996)	(7,020)
Income tax benefit	(145)	22	(155)	(1,887)
Net loss	$(553)	$(1,935)	$(5,841)	$(5,133)

Basic net loss per share	$(0.11)	$(0.39)	$(1.17)	$(1.04)
Diluted net loss per share	$(0.11)	$(0.39)	$(1.17)	$(1.04)

Weighted shares – basic	4,985	4,970	4,980	4,949
Weighted shares – diluted	4,985	4,970	4,980	4,949

Image Sensing Systems, Inc.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$1,221	$3,564
Investments	—	2,639
Receivables, net	6,395	5,252
Inventories	3,537	3,589
Other current assets	1,204	1,414
	12,357	16,458
Property and equipment, net	907	1,025
Other assets	150	300
Deferred taxes	137	139
Intangible assets, net	5,322	6,463
	$18,873	$24,385
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,618	$2,409
Accrued compensation	481	1,202
Warranty and other current liabilities	2,010	1,959
	6,109	5,570
Deferred taxes and other long-term liabilities	298	301
Shareholders’ equity	12,466	18,514
	$18,873	$24,385

Image Sensing Systems, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Nine-Month Period Ended September 30,
	2014	2013
Operating activities
Net loss	$(5,841)	$(5,133)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Depreciation and amortization	1,600	1,674
Stock option expense	299	149
Impairment of investment	150	—
Changes in operating assets and liabilities	(343)	(1,106)
Net cash used in operating activities	(4,135)	(4,416)

Investing activities
Sales of investments, net	2,639	934
Purchases of property and equipment, net of disposals	(331)	(302)
Capitalized software development costs	(42)	(714)
Purchase of other investments and intangible assets	—	(300)
Net cash provided by (used in) investing activities	2,266	(382)

Financing activities
Proceeds from exercise of stock options	—	9
Net cash provided by financing activities	—	9

Effect of exchange rate changes on cash	(474)	146

Decrease in cash and cash equivalents	(2,343)	(4,643)
Cash and cash equivalents, beginning of year	3,564	8,334
Cash and cash equivalents, end of year	$1,221	$3,691

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Image Sensing Systems, Inc.
Non-GAAP Loss from Operations
(in thousands)
(unaudited)

We define Non-GAAP Loss from Operations as loss from operations before amortization of intangible assets, investigation matter expense, asset impairment and restructuring expense for the applicable periods. Management believes Non-GAAP Loss from Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of Non-GAAP Loss from Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP Loss from Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2014	2013	2014	2013
Loss from operations	$(710)	$(1,914)	$(6,022)	$(7,019)
Amortization of intangible assets	390	328	1,172	1,009
Impairment of investment	150	—	150	—
Investigation matter	—	476	152	3,214
Restructuring charges	—	—	460	—
Non-GAAP loss from operations	$(170)	$(1,110)	$(4,088)	$(2,796)

Note – Our calculation of Non-GAAP Loss from Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data. However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.